As filed with the Securities and Exchange Commission on June 13, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________

Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________

REGENERON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
____________________________

New York	13-3444607
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
(Address of principal executive offices) (zip code)

Regeneron Pharmaceuticals, Inc.
Second Amended and Restated 2000 Long-Term Incentive Plan
(Full title of the plan)
____________________________

Murray A. Goldberg
Senior Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Assistant Secretary
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
(Name and address of agent for service)

(914) 347-7000
(Telephone number, including area code, of agent for service)

Copies to:

Kent A. Coit, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, MA 02108
(617) 573-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer  ☒  Accelerated filer  ☐  Non-Accelerated filer  ☐  Smaller reporting company ☐
____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, par value $0.001 per share	12,032,525	$54.80	$659,382,370.00	$76,554.29

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares stated above, an indeterminate number of additional shares of Common Stock, par value $0.001 per share ("Common Stock") of the Registrant which may become issuable under the Registrant's Second Amended and Restated 2000 Long-Term Incentive Plan (the “Second Amended 2000 Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of the Registrant's outstanding shares of Common Stock.
(2)	The number of shares being registered includes 32,525 shares (the “Forfeited Shares”) previously issued as restricted stock under the Registrant’s Amended and Restated 2000 Long-Term Incentive Plan and subsequently forfeited and returned to the plan in accordance with its terms.
(3)	The fee is based solely on the 12,032,525 shares of Common Stock newly available for issuance under the 2000 Plan and is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices per share of Common Stock as reported on the Nasdaq Global Market on June 10, 2011.
(4)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .00011610 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

EXPLANATORY NOTE

     At the 2011 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. (the “Company”) held on June 10, 2011, the Company’s shareholders approved the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan (the “Second Amended 2000 Plan”), which (1) increased the maximum number of shares of common stock reserved for and available for issuance under the plan by 12,000,000 shares (the “Additional Shares”); and (2) extended the term of the plan until December 31, 2016. Shareholder approval of the Second Amended 2000 Plan also constituted re-approval for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended, of certain performance goals in the plan that may be applied to awards thereunder.

     This Registration Statement on Form S-8 is intended to register for issuance under the Second Amended 2000 Plan (i) the Additional Shares and (ii) the Forfeited Shares.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

     *The documents containing the information specified in Part I have been sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	Annual Report on Form 10-K for the year ended December 31, 2010 (filed with the Commission on February 17, 2011);

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (filed with the Commission on May 3, 2011);

(c)	Current Report on Form 8-K filed with the Commission on February 28, 2011; Current Report on Form 8-K filed with the Commission on March 10, 2011; Current Report on Form 8-K filed with the Commission on April 18, 2011; Current Report on Form 8-K filed with the Commission on April 26, 2011; and Current Report on Form 8-K filed with the Commission on April 27, 2011.

(d)	The description of Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 20, 1991, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Article Seven of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the New York Business Corporation Law, no director or officer shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty in such capacity.

     Section 722 of the New York Business Corporation Law permits a corporation to provide for the indemnification of members of its board of directors and its officers against actions or proceedings, or the threat thereof, by or in the right of the corporation. In order to receive indemnification such director or officer must have (i) acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation and, (ii) in the case of a criminal proceeding, also had no reasonable belief that such conduct was unlawful.

     Article IV of the Company’s By-Laws provides that the directors and certain other personnel of the Company shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Company, subject to certain qualifications and provided that each such person acted in good faith for a purpose that they reasonably believed to be in the best interests of the Company.

     The Company’s employment agreement with its President and Chief Executive Officer includes a provision indemnifying him to the fullest extent permitted by law in connection with his serving as an officer or director of the Company. Such indemnification is in addition to and not in lieu of other indemnification rights. The Company maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the Company may incur in such capacities.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Index of Exhibits, which is incorporated herein by reference.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on June 13, 2011.

REGENERON PHARMACEUTICALS, INC.

By	/s/ Leonard S. Schleifer
Leonard S. Schleifer, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard S. Schleifer, President and Chief Executive Officer, and Murray A. Goldberg, Senior Vice President, Finance & Administration, Chief Financial Officer, Treasurer, and Assistant Secretary and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities therewith, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 13, 2011.

Signature	Title
/s/ Leonard S. Schleifer	President, Chief Executive Officer, and
Leonard S. Schleifer, M.D., Ph.D.	Director (Principal Executive Officer)

Senior Vice President, Finance &
Administration, Chief Financial Officer,
/s/ Murray A. Goldberg	Treasurer, and Assistant Secretary
Murray A. Goldberg	(Principal Financial Officer)

/s/ Douglas S. McCorkle	Vice President, Controller, and Assistant
Douglas S. McCorkle	Treasurer (Principal Accounting Officer)

Executive Vice President, Chief Scientific
/s/ George D. Yancopoulos	Officer, President, Regeneron Research
George D. Yancopoulos, M.D., Ph.D.	Laboratories, and Director

/s/ P. Roy Vagelos, M.D.	Chairman of the Board
P. Roy Vagelos, M.D.

/s/ Charles A. Baker	Director
Charles A. Baker

/s/ Michael S. Brown	Director
Michael S. Brown, M.D.

/s/ Alfred G. Gilman	Director
Alfred G. Gilman, M.D., Ph.D.

/s/ Joseph L. Goldstein	Director
Joseph L. Goldstein, M.D.

/s/ Arthur F. Ryan	Director
Arthur F. Ryan

/s/ Eric M. Shooter	Director
Eric M. Shooter

/s/ George L. Sing	Director
George L. Sing

/s/ Christine A. Poon	Director
Christine A. Poon

EXHIBIT INDEX

Regeneron Pharmaceuticals, Inc.

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation, filed February 11, 2008 with the New York Secretary of State (1)

4.2	By-Laws of the Company, currently in effect (amended through November 9, 2007) (2)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Second Amended and Restated 2000 Long-Term Incentive Plan
____________________

(1)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Commission on February 27, 2008.

(2)	Incorporated by reference to Current Report on Form 8-K filed with the Commission on November 13, 2007.